PUT AGREEMENT

     This Put Agreement (the "Agreement"), dated as of March 24, 1997, is made by and among (i) Mity-Lite, Inc., a Utah corporation ("Mity-Lite") and (ii) Dennis Kebrdle, David Kebrdle, Domenic Federico, ChiCol Group, Inc., an Ohio corporation, Sican II Corp., a Delaware corporation and DO Group, Inc., a Delaware corporation (together, the "DO Group Parties").

                                    RECITALS:

     WHEREAS, Mity-Lite has purchased 49.9% of the issued and outstanding shares (the "Minority Shares") of common stock, no par value (the "DO Group Common Stock"), of DO Group, Inc., a Delaware corporation ("DO Group"), from certain shareholders of DO Group, effective as of the date of this Agreement (the "Minority Share Purchase") for an aggregate purchase price of $750,000 (the "Purchase Price");

     WHEREAS, the DO Group Parties have direct or indirect interests in and/or are employed by DO Group; and

     WHEREAS, in exchange for Mity-Lite's agreement (i) to provide up to $1,000,000 of term financing to DO Group and/or its subsidiaries as evidenced by the Term Loan Agreement executed concurrently herewith and related documents (the "Loan Documents") and (ii) to grant stock options to certain of the DO Group Parties, the DO Group Parties have agreed to grant the put rights described herein to Mity-Lite.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

     1. PUT RIGHT. At any time from and after the date hereof until three years and 75 days after the date hereof, Mity-Lite shall have the right to require any or all of the DO Group Parties, and the DO Group Parties hereby agree, jointly and severally, to acquire the Minority Shares from Mity-Lite for the consideration determined in accordance with paragraph 2 (the "Put Right"). Mity-Lite may exercise its Put Right at any time by providing written notice (the "Put Notice") to each of the DO Group Parties as provided in paragraph 6. The foregoing notwithstanding, the Put Right shall expire upon the conversion of all of the Class A common stock of DO Group Holding, Inc. into shares of common stock of Mity-Lite. Mity-Lite will also provide a copy of the Put Notice to the Estate of Chester E. Dekko as provided in Section 6.

     2. PUT PRICE.

       a. Upon the exercise of the Put Right prior to three years and 45 days from the date of this Agreement, the DO Group Parties shall pay to Mity-Lite cash (the "Put Price") in an amount equal to the Purchase Price, plus (i) clearly identifiable costs of Mity-Lite associated with acquiring the Minority Shares (the "Costs") and (ii) accrued interest at the rate of ten percent (10%) per annum on the Purchase Price and Costs from the date of this Agreement to the date of payment of the Put Price.

       b. Upon the exercise of the Put Right after three years and 45 days, but up to and including three years and 75 days from the date of this Agreement, the DO Group Parties shall pay to Mity-Lite the Put Price in an amount equal to the greater of:

          (i) the Put Price set forth in subparagraph a. above; or

          (ii) the market value of the Minority Shares, determined by multiplying

                 A. the  combined  after tax net  income of DO Group and
                    its subsidiaries for the twelve full months ending on the last full calendar month preceding the date of the Put Notice (the "Notice Date") calculated in accordance with generally accepted accounting principles times

                 B. the average published P/E ratio of Mity- Lite common
                    stock for the last ten trading days of the last full calendar month preceding the Notice Date times

                 C. Mity-Lite's  percentage  ownership of the issued and
                    outstanding DO Group Common Stock as of the Notice Date.

     The calculation of the Put Price in accordance with this Section 2 shall be made by Mity-Lite in good faith and such determinations shall be final and binding on the parties hereto.

     3. PAYMENT. The Put Price shall be payable by the DO Group Parties to Mity-Lite in cash within sixty (60) days following the Notice Date by wire transfer or other immediately available funds. Upon confirmation of receipt of the Put Price, Mity-Lite shall tender to the DO Group Parties certificate(s) representing the Minority Shares, duly endorsed in blank or accompanied by other valid evidence of transfer, free and clear of all liens, encumbrances, claims and restrictions arising following the Minority Share Purchase as a result of any action or failure to act on the part of Mity-Lite (other than restrictions under federal and state securities laws).

     4. SECURITY. The payment of the Put Price shall be secured by (i) the Corporate Guaranty and the Stock Pledge Agreement executed in connection with this Put Agreement and (ii) the shares of Class A Common Stock of DO Group Holding, Inc., shares of Common Stock of DO Group, Inc. and Sican Corp. deposited in escrow pursuant to the Escrow Agreement of even date herewith among
U. S. Bank Trust Company, Mity-Lite and certain of the DO Group Parties.

     5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to its conflicts of laws principles.

     6. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or when sent by facsimile or by registered or certified mail or by private courier addressed as follows:

                  if to Mity-Lite, to:

                  Gregory L. Wilson
                  Mity-Lite, Inc.
                  1301 West 400 North
                  Orem, UT 84057
                  Telephone:  (800) 327-1692
                              (801) 224-0589
                  Facsimile:  (801) 224-6191

                  with copies to:

                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                  1000 Kearns Building
                  136 South Main Street
                  Salt Lake City, UT 84101
                  Attention:  Nolan S. Taylor, Esq.
                  Telephone:  (801) 320-6700
                  Facsimile:  (801) 359-8256

                  if to the DO Group Parties, to:

                  Domenic Federico
                  2400 Sterling Avenue
                  Elkhart, IN 46516
                  Telephone:  (219) 293-0621
                  Facsimile:  (219) 294-6176

                  David Kebrdle
                  2400 Sterling Avenue
                  Elkhart, IN 46516
                  Telephone:  (219) 293-0621
                  Facsimile:  (219) 294-6176

                  Dennis Kebrdle
                  2400 Sterling Avenue
                  Elkhart, IN 46516
                  Telephone:  (219) 293-0621
                  Facsimile:  (219) 294-6176

                  ChiCol Group, Inc.
                  2400 Sterling Avenue
                  Elkhart, IN 46516
                  Attention:  Domenic Federico
                  Telephone:  (219) 293-0621
                  Facsimile:  (219) 294-6176

                  Sican II
                  2400 Sterling Avenue
                  Elkhart, IN 46516
                  Attention:  Domenic Federico
                  Telephone:  (219) 293-0621
                  Facsimile:  (219) 294-6176

                  DO Group, Inc.
                  2400 Sterling Avenue
                  Elkhart, IN 46516
                  Attention:  Domenic Federico
                  Telephone:  (219) 293-0621
                  Facsimile:  (219) 294-6176

                  if to Dekko, to:

                  Estate of Chester E. Dekko
                  1208 Lakeside Drive
                  Kendallville, IN 46755
                  Attention:  Linda Speckman
                  Telephone:  (219) 347-1278
                  Facsimile:    (219) 347-7103

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

     7. SUCCESSORS AND ASSIGNS. The rights and obligations of each party under this Agreement shall not be assignable by such party hereto except that Mity-Lite may assign its rights and/or obligations to any affiliate of Mity-Lite. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, heirs and assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person or entity other than the parties and authorized successors and assigns hereunder, any right, remedy or claim under or by reason of this Agreement.

     8. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing signed by all parties hereto, may amend, modify and supplement this Agreement.

     9. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended or shortened, by the party or parties entitled to the benefit thereof. Mity-Lite may grant any such waiver to any one or more of the DO Group Parties without affecting the liability of the other DO Group Parties under this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     10. EXPENSES. Each party hereto will pay all costs and expenses incident to its compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. In the event of a breach of this Agreement by any party hereto, the breaching party shall pay all nonbreaching parties any costs or fees, including attorneys' and accountants' fees, incurred as a result of such breach or in connection with any arbitration brought under Section 12 hereof or the enforcement of any arbitration award hereunder.

     11. PARTIAL INVALIDITY. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     12. ARBITRATION. The parties agree that, upon written demand by any of the parties, any dispute or claim regarding the Put Price or any other matter hereunder shall be settled by binding arbitration. The arbitration proceeding shall be conducted in Salt Lake City, Utah under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a written demand for arbitration is made by a panel of three arbitrators selected by the American Arbitration Association. A decision and award of the panel of arbitrators made under said rules shall be made within twenty (20) days of the conclusion of the arbitration hearing and shall be conclusive, final and binding on all parties, their heirs, executors, administrators, successors and assigns and enforceable against the parties.

     13. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Put Agreement to be executed the day and year first above written.

                                    MITY-LITE, INC.


                                    By: /s/ Gregory L. Wilson
                                    Its: President


                                    /s/ Dennis Kebrdle
                                    Dennis Kebrdle


                                    /s/ David Kebrdle
                                    David Kebrdle


                                    /s/ Domenic Federico
                                    Domenic Federico


                                    CHICOL GROUP, INC.

                                    By: /s/ Dennis Kebrdle
                                    Its: Chairman


                                    SICAN II CORP.

                                    By: /s/ Dennis Kebrdle
                                    Its: Dennis Kebrdle


                                    DO GROUP, INC.

                                    By: /s/ Dennis Kebrdle
                                    Its: Dennis Kebrdle